                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         FIRST KEYSTONE FINANCIAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                                                                 January 7, 1998


Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders of First Keystone Financial, Inc. The meeting will be held at the Towne House Restaurant located at 117 Veterans Square, Media Pennsylvania, on Wednesday, January 28, 1998 at 2:00 P.M., Eastern Time. The matters to be considered by stockholders at the Annual Meeting are described in the accompanying materials.

         It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to mark, sign, and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

         Your continued support of and interest in First Keystone Financial, Inc. are sincerely appreciated.

                                         Sincerely,



                                         Donald S. Guthrie
                                         President and Chief Executive Officer

                         FIRST KEYSTONE FINANCIAL, INC.
                              22 WEST STATE STREET
                           MEDIA, PENNSYLVANIA  19063
                                 (610) 565-6210

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 28, 1998

                                ----------------


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("Annual Meeting") of First Keystone Financial, Inc. (the "Company") will be held at the Towne House Restaurant located at 117 Veterans Square, Media Pennsylvania, on Wednesday, January 28, 1998 at 2:00 P.M., Eastern Time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

         (1) To elect three (3) directors for a four-year term or until their successors are elected and qualified;

         (2) To ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending September 30, 1998; and

         (3) To transact such other business as properly may come before the meeting or any adjournment thereof. As of the date hereof, management is not aware of any other such business.

         The Board of Directors has fixed December 15, 1997 as the voting record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only those stockholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting.

                                         BY ORDER OF THE BOARD OF DIRECTORS



                                         Carol Walsh
                                         Corporate Secretary





Media, Pennsylvania
January 7, 1998

--------------------------------------------------------------------------------

  YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE IN PERSON AT THE ANNUAL MEETING.

--------------------------------------------------------------------------------

                         FIRST KEYSTONE FINANCIAL, INC.

                           -------------------------

                                PROXY STATEMENT

                           -------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                JANUARY 28, 1998

         This Proxy Statement is furnished to holders of common stock, $.01 par value per share (the "Common Stock"), of First Keystone Financial, Inc. (the "Company"), the holding company of First Keystone Federal Savings Bank (the "Bank"). The Company acquired all of the Bank's common stock issued in January 1995 in connection with the conversion of the Bank from mutual to stock form. Proxies are being solicited on behalf of the Board of Directors of the Company to be used at the Annual Meeting of Stockholders ("Annual Meeting") to be held at the Towne House Restaurant located at 117 Veterans Square, Media Pennsylvania, on Wednesday, January 28, 1998 at 2:00 P.M., Eastern Time, for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement is first being mailed to stockholders on or about January 7, 1998.

         The proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, then each proxy received will be voted FOR the nominees for director described herein, FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal 1998 and upon the transaction of such other business as properly may come before the meeting, in accordance with the best judgment of the persons appointed as proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Company written notice thereof (Carol Walsh, Secretary, First Keystone Financial, Inc.); (ii) submitting a duly executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.


                                     VOTING

         Only stockholders of record at the close of business on December 15, 1997 (the "Voting Record Date") will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 1,228,419 shares of Common Stock outstanding and the Company had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented at the meeting. Directors are elected by a plurality of the votes cast with a quorum present. The three persons who receive the greatest number of votes of the holders of Common Stock represented in person or by proxy at the Annual Meeting will be elected directors of the Company. Abstentions are considered in determining the presence of a quorum and will not affect the plurality vote required for the election of directors. The affirmative vote of the holders of a majority of the total votes present in person or by proxy is required to ratify the appointment of the independent auditors. Under rules of the New York Stock Exchange, the proposal for ratification of the appointment of auditors is considered a "discretionary" item upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions and for which there will not be "broker non-votes."

               INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR
                             AND EXECUTIVE OFFICERS

ELECTION OF DIRECTORS

         The Articles of Incorporation of the Company provide that the Board of Directors of the Company shall be divided into four classes that are as equal in number as possible, and that members of each class of directors are to be elected for a term of four years. One class is to be elected annually. Stockholders of the Company are not permitted to cumulate their votes for the election of directors.

         No other directors or executive officers of the Company are related to any other director or executive officer of the Company by blood, marriage or adoption, except for Edmund Jones and Donald A. Purdy, who are brothers-in-law. All of the nominees currently serve as directors of the Company.

         Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of the nominees for director listed below. If the person or persons named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, then the proxies will nominate and vote for one or more replacement nominees recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why the nominees listed below may not be able to serve as directors if elected.

         The following tables present information concerning the nominees for director of the Company and each director whose term continues, including tenure as a director of the Bank.

           NOMINEES FOR DIRECTOR FOR FOUR-YEAR TERM EXPIRING IN 2002


                                                                  Principal Occupation During             Director
                           Name                 Age(1)                the Past Five Years                   Since
              ----------------------------      ------      --------------------------------------      --------------
              Edward Calderoni                    75        Director; President of Century-21               1982
                                                            Calderone Brothers, Inc., a real
                                                            estate firm located in Media,
                                                            Pennsylvania, since 1968.

              Silvio F. D'Ignazio                 78        Director; owner of the Towne House              1976
                                                            Restaurant in Media, Pennsylvania, and
                                                            the Nottingham Inn in Nottingham,
                                                            Pennsylvania.

              Joan G. Taylor                      68        Director; retired; former Executive             1976
                                                            Director of the Young Woman's
                                                            Christian Association (Y.W.C.A.) in
                                                            Chester, Delaware County,
                                                            Pennsylvania, until her retirement in
                                                            1991.



         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE ABOVE NOMINEES FOR DIRECTOR.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE


DIRECTORS WHOSE TERMS EXPIRE IN 1999

                                                                 Principal Occupation During             Director
                           Name                 Age(1)               the Past Five Years                   Since
              ----------------------------      ------     ----------------------------------------    --------------
               Donald S. Guthrie                  62       President and Chief Executive Officer           1994
                                                           of the Bank since 1993;  previously a
                                                           member of the law firm of Jones,
                                                           Guthrie & Strohm, P.C., Media,
                                                           Pennsylvania.

               Edmund Jones                       79       Director; former Chairman of the Board          1947
                                                           from 1979 until 1993; member of the
                                                           law firm of Jones, Guthrie & Strohm,
                                                           P.C.

               Willard F. Letts                   76       Director; President and principal               1982
                                                           shareholder of Eastern Flame Hardening
                                                           Co., Eddystone, Pennsylvania, a
                                                           ferrous metals heat treating business.


DIRECTORS WHOSE TERMS EXPIRE IN 2000

                                                                  Principal Occupation During             Director
                           Name                 Age(1)                the Past Five Years                   Since
              ----------------------------      ------      ----------------------------------------    --------------
              Olive J. Faulkner                   75        Director; retired; formerly served in           1970
                                                            various positions with the Bank,
                                                            including Vice President and Corporate
                                                            Secretary of the Bank from 1970 to
                                                            1988.

              Donald A. Purdy                     74        Chairman of the Board since 1993;               1970
                                                            served as President and Chief
                                                            Executive Officer of the Bank from
                                                            1990 to 1993.

              Thomas M. Kelly                     41        Director; has served as Chief                   1997
                                                            Financial Officer of the Bank since
                                                            1991 and Executive Vice President
                                                            since 1995; served as Senior Vice
                                                            President from 1991 to 1995; former
                                                            Senior Manager at Deloitte & Touche
                                                            LLP.

DIRECTORS WHOSE TERMS EXPIRE IN 2001

                                                                 Principal Occupation During              Director
                           Name                 Age(1)               the Past Five Years                    Since
              ----------------------------      ------      ----------------------------------------    --------------
               William K. Betts                   75       Director; retired; former Senior Vice           1982
                                                           President of Human Resources of the
                                                           Bank from 1982 until 1986; served as
                                                           President of Linwood Keystone Savings
                                                           and Loan Association prior to its
                                                           merger with the Bank in 1982.

               Walter J. Lewicki                  80       Director; retired; formerly associated          1982
                                                           with the firm of Lokker, Lees and
                                                           Melcher, Inc., a commercial real
                                                           estate management firm located in
                                                           Media, Pennsylvania.


-------------------------

(1)      As of September 30, 1997.

STOCKHOLDER NOMINATIONS

         Article 6.F of the Company's Articles of Incorporation governs nominations for election to the Board of Directors and requires all such nominations, other than those made by the Board, to be made at a meeting of stockholders called for the election of directors, and only by a stockholder who has complied with the notice provisions set forth in such section. Stockholder nominations must be made pursuant to timely notice delivered in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not later than 60 days prior to the anniversary date of the immediately preceding annual meeting. No such notices were submitted to the Company's Secretary for consideration at this Annual Meeting.

         Each written notice of a stockholder nomination shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director and as to the stockholder giving the notice (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of Company stock that are beneficially owned by such person on the date of such stockholder notice, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors, pursuant to the proxy rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and
(b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company's books, of such stockholder and any other stockholders known by such stockholder to be supporting such nominees and (ii) the class and number of shares of Company stock that are beneficially owned by such stockholder on the date of such stockholder notice and, to the extent known, by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

COMMITTEES AND MEETINGS OF THE BOARD OF THE COMPANY AND BANK

         The Board of Directors of the Company meets on a monthly basis and may have additional special meetings upon the request of the President or a majority of the directors. During the fiscal year ended September 30, 1997, the Board of Directors of the Company met 14 times. No director attended fewer than 75% of the total number of Board meetings or committee meetings on which he or she served that were held during this period. The Board of Directors of the Company has established the following committees:

         Internal Review Committee. The Internal Review Committee consists of Messrs. Calderoni, D'Ignazio and Lewicki and Ms. Taylor. The Internal Review Committee reviews the records and affairs of the Company, meets with the Company's outsourced internal auditor, engages the Company's external auditors and reviews their reports. The Internal Review Committee met three times during fiscal 1997.

         Nominating Committee. The Nominating Committee consists of Messrs. Calderoni, Jones and Letts. The Nominating Committee, which is responsible for reviewing and nominating candidates to the Board, met one time during fiscal 1997.

         The Board of Directors of the Bank met 13 times during fiscal 1997. In addition, the Board of Directors of the Bank has established the following committees:

         Executive Committee. The Executive Committee consists of Messrs. Calderoni, D'Ignazio, Faulkner, Guthrie, Kelly, Jones, Letts and Purdy and Ms. Faulkner. The Executive Committee has authority to act on general Bank matters between Board meetings. The Executive Committee met 12 times during fiscal 1997.

         Compensation Committee. The Compensation Committee consists of Messrs. Calderoni, D'Ignazio and Letts. The Compensation Committee, which reviews overall compensation and benefits for the Bank's employees and recommends compensation and benefits for senior officers, met two times during fiscal 1997.

         Internal Review Committee. The Internal Review Committee consists of Messrs. Calderoni, D'Ignazio and Lewicki and Ms. Taylor. The Internal Review Committee reviews the records and affairs of the Bank, meets with the Bank's outsourced internal auditor, engages the Bank's external auditors and reviews their reports. The Internal Review Committee met three times during fiscal 1997.

         In addition to the committees described above, the Bank also has established other committees which include members of the Board and senior management and which meet as required. These committees include, among others, an Asset/Liability Committee, a Loan Committee, a Community Investment Committee and an Asset Quality Review Committee.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

         Set forth below is information with respect to the principal occupations during the last six years for the three executive officers of the Company and the Bank who do not serve as directors.

         STEPHEN J. HENDERSON. Mr. Henderson has been Senior Vice President and Chief Lending Officer since May 1991 and has been employed in various capacities at the Bank since 1971.

         ELIZABETH M. MULCAHY. Ms. Mulcahy has served as Senior Vice President of Human Resources since 1991 and has been employed in various capacities at the Bank since 1964.

         CAROL WALSH. Ms. Walsh has served as Corporate Secretary since August 1991 and has been employed in various capacities at the Bank since 1970.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK
                  BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the beneficial ownership of the Common Stock as of December 15, 1997, and certain other information with respect to
(i) the only persons or entities, including any "group" as that term is used in
Section 13(d)(3) of the Exchange Act, who or which were known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock, (ii) each director of the Company, and (iii) all directors and executive officers of the Company and the Bank as a group.

                                                  Amount and Nature
             Name of Beneficial                     of Beneficial
            Owner or Number of                     Ownership as of              Percent of
              Persons in Group                   December 15, 1997(1)          Common Stock
 --------------------------------------       --------------------------     ----------------
 First Keystone Financial, Inc.
  Employee Stock Ownership Plan
   Trust(2)
 22 West State Street                                    147,575                   12.0%
 Media, Pennsylvania  19063

 Charles J. Moore                                         79,500(3)                 6.5
 The Banc Funds Company L.L.C
 208 South LaSalle Street
 Chicago, Illinois 60604

 Dorset Management Corporation
 David M. Knott
 485 Underhill Boulevard, Suite 205
 Syosset, New York  11791                                 73,000                    5.9

 Directors:

 William K. Betts                                          7,226(4)(5)(6)             *
 Edward Calderoni                                         12,176(5)(6)(7)             *
 Silvio F. D'Ignazio                                      33,520(5)(7)              2.7
 Olive J. Faulkner                                        12,176(5)(6)                *
 Donald S. Guthrie                                        33,581(8)                 2.7
 Edmund Jones                                              9,452(9)                   *
 Thomas M. Kelly                                          14,459(10)                1.2
 Willard F. Letts                                          7,176(5)(6)(11)            *
 Walter J. Lewicki                                         7,176(5)(6)(11)            *
 Donald A. Purdy                                          26,525(12)                2.2
 Joan G. Taylor                                            3,176(5)(6)                *

 All directors and
   executive officers as
   a group (14 persons)                                  221,353(13)               17.4

                                                        (Footnotes on next page)

-------------------------

 *       Represents less than 1% of the outstanding shares of Common Stock.

(1) Based upon filings made pursuant to the Exchange Act and information furnished by the respective individuals. Under regulations promulgated pursuant to the Exchange Act, shares of Common Stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2)      The First Keystone Financial, Inc. Employee Stock Ownership Plan
         Trust (the "Trust") was established pursuant to the First Keystone Financial, Inc. Employee Stock Ownership Plan (the "ESOP") by an agreement between the Company and Messrs. Calderoni, Jones and Purdy, who act as trustees of the plan (the "Trustees"). Under the terms of the ESOP, the Trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and allocated shares for which employees do not give instructions and unallocated shares will be voted in the same ratio on any matter as to those shares for which instructions are given. Unallocated shares held in the ESOP will be voted by the Trustees. Allocated shares for which participants do not provide the Trustees' instructions and allocated shares will be voted in the same ratio on any matter as those allocated shares for which instructions are given. As of the Voting Record Date, 21,760 shares held in the Trust had been allocated to the accounts of participating employees. The amount of Common Stock beneficially owned by each individual trustee or all directors and executive officers as a group does not include the shares held by the Trust.

(3) Reflects shares held by the Banc Fund III L.P. (9,532 shares), Bank Fund III Trust (29,218 shares), Banc Fund IV L.P. (9,340 shares) and Banc Fund IV Trust (31,410). The general partner of Banc Fund III L.P. is MidBanc III L.P. ("MBIII") while the general partner of Bank Fund III Trust is MidBanc IV L.P. ("MBIV"). The general partner of MBIII is ChiCorp Management III, Inc. ("Management III") while the general partner of MBIV is ChiCorp Management IV, Inc. ("Management IV"). The sole stockholder of Management III and IV is The Banc Funds Company, L.L.P. ("TBFC") which is controlled by Charles J. Moore.
         The investment manager of Bank Fund III Trust and Bank IV Fund Trust is TBFC. Mr. Moore is manager of the investment decisions for each of Banc Fund III L.P., Bank Fund III Trust, Bank Fund IV and Bank Fund IV Trust and as such, has voting and despositive authority over the shares held thereby.

(4)      Includes 50 shares held jointly with spouse.

(5) Includes 674 shares granted pursuant to the 1995 Recognition and Retention Plan and Trust ("Recognition Plan") that may be voted by the director pending vesting and distribution.

(6) Includes 1,156 shares pursuant to the 1995 Stock Option Plan ("Option Plan") that may be acquired within 60 days of the Voting Record Date.

(7)      Includes 10,000 shares held jointly with spouse.

(8) Includes 3,772 shares held in the Bank's 401(k)/Profit-Sharing Plan ("401(k)/Profit Sharing Plan"), 1,235 shares allocated to Mr. Guthrie as a participant in the Company's ESOP and 3,672 shares granted pursuant to the Recognition Plan that may be voted by Mr. Guthrie pending vesting and distribution; also includes 7,344 shares that may be acquired within 60 days of the Voting Record Date pursuant to the Option Plan.

(9) Includes 2,500 shares owned by Mr. Jones' spouse; also, includes 2,040 shares granted pursuant to the Recognition Plan that may be voted pending vesting and distribution; also includes 2,312 shares that may be acquired within 60 days of the Voting Record Date pursuant to the Option Plan.


                                         (Footnotes continued on following page)

-------------------------

(10) Includes 1,836 shares held in the Bank's 401(k)/Profit Sharing Plan, 959 shares allocated to Mr. Kelly as a participant in the Company's ESOP and 3,672 shares granted pursuant to the Recognition Plan that may be voted by Mr. Kelly pending vesting and distribution; also includes 7,344 shares that may be acquired within 60 days of the Voting Record Date pursuant to the Option Plan.

(11)     Includes 5,000 shares held jointly with spouse.

(12) Includes 2,765 shares held by Mr. Purdy's spouse. Also includes 1,224 shares granted pursuant to the Recognition Plan that may be voted by Mr. Purdy; also includes 2,720 shares that may be acquired within 60 days of the Voting Record Date pursuant to the Option Plan.

(13) Includes 3,946 shares allocated to executive officers and directors pursuant to the ESOP, 23,018 shares granted pursuant to the Recognition Plan which may be voted by the grantees providing vesting and distribution and 43,792 shares that may be acquired within 60 days of the Voting Record Date pursuant to the Option Plan.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth a summary of certain information concerning the compensation paid by the Bank for services rendered in all capacities during the three years ended September 30, 1997 to the current President and Chief Executive Officer of the Bank and the only other officer of the Bank whose total annual compensation exceeded $100,000 during fiscal 1997. Said officers, who also serve as executive officers of the Company do not receive any compensation from the Company.

  ============================================================================
                                              Annual Compensation
                                    ------------------------------------------
        Name and         Fiscal                                Other Annual
        Principal         Year       Salary        Bonus      Compensation(1)
        Position
  ----------------------------------------------------------------------------
  Donald S. Guthrie       1997      $135,430       $ 9,284          --
   President and Chief    1996      $124,768       $  --            --
   Executive Officer(4)   1995      $125,000       $20,000          --
  ----------------------------------------------------------------------------
  Thomas M. Kelly         1997      $102,308       $ 6,528          --
   Executive Vice         1996      $ 93,346       $  --            --
   President and Chief    1995      $ 92,558       $20,000          --
   Financial Officer
  ============================================================================


  ==================================================
        Long Term Compensation
  -----------------------------------
                                          All Other
         Awards             Payouts     Compensation
  -----------------------------------
    Stock      Number of      LTIP
  Grants(2)    Options(3)   Payouts
  --------------------------------------------------
  $  --            --          --        $ 14,006(4)
  $  --            --          --        $ 22,535(4)
  $ 97,920        18,360       --        $ 17,863(4)
  --------------------------------------------------
  $  --            --          --        $ 10,707(5)
  $  --            --          --        $ 12,138(5)
  $ 97,920        18,360       --        $  5,768(5)
  ==================================================

------------------------

(1) Does not include amounts attributable to miscellaneous benefits received by the named executive officers. In the opinion of management of the Company, the costs to the Bank of providing such benefits to each of the named executive officers during the year ended September 30, 1997 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.

(2) Represents the grant during fiscal 1995 of 6,120 shares of restricted Common Stock to each of Messrs. Guthrie and Kelly, pursuant to the Company's Recognition Plan, which were deemed to have had the
         indicated value at the date of grant.   The restricted Common Stock
         awarded to Messrs. Guthrie and Kelly had a fair market value of $97,920 and $97,920 at September 30, 1995, respectively, based on the $16.00 per share closing market price on such date. The awards vest 20% each year beginning July 26, 1996 and dividends are paid on the restricted shares.

(3) Consists of stock options granted pursuant to the Company's Option Plan, which are exercisable at the rate of 20% each year beginning July 26, 1996.

                                              (Footnotes continued on next page)

------------------------

(4) Reflects contributions made by the Bank on Mr. Guthrie's behalf to the Bank's 401(k)/Profit-sharing Plan; also reflects in fiscal years 1997 and 1996, allocation of shares of Common Stock to ESOP with a fair market value as of the date of allocation of $13,013 and $11,669, respectively; also reflects in fiscal years 1997, 1996 and 1995 the net expense of $0, $6,875 and $8,250, respectively, in premiums paid on a life insurance policy. See "- Benefits - Supplemental Retirement Benefits."

(5) Reflects contributions made by the Bank on Mr. Kelly's behalf to the Bank's 401(k)/Profit-sharing Plan; also reflects in fiscal years 1997 and 1996, allocation of shares of Common Stock to ESOP with a fair market value as of the date of allocation of $10,068 and $9,102, respectively.

         The following table discloses certain information regarding the options held at September 30, 1997 by the Chief Executive Officer and the other named executive officer. No options were exercised or acquired thereby during the year ended September 30, 1997.

                                                     Number of Options at                    Value of Options at
                                                      September 30, 1997                      September 30, 1997
                                              ---------------------------------     ------------------------------------
                         Name                  Exercisable       Unexercisable       Exercisable       Unexercisable(1)
           -----------------------------      -------------     ---------------     -------------     ------------------
           Donald S. Guthrie                      7,344                11,016         $126,684                 $190,026
           Thomas M. Kelly                        7,344                11,016         $126,684                 $190,026

---------------------------

(1)      Based on a per share market price of $32.25 at September 30, 1997.

DIRECTORS' COMPENSATION

         BOARD FEES. Directors of the Company received no compensation during fiscal 1997. During fiscal 1997, members of the Board of Directors of the Bank received $600 per meeting attended, until January 1997, when that fee was increased to $650 per meeting attended. Full-time officers who serve on the Board do not receive any fees for attending meetings of the Board or committees thereof. During fiscal 1997, the Chairman of the Board received an annual fee of $5,000 per annum. During fiscal 1997, members of the Board serving on the Executive Committee, the Loan Committee and the Internal Review Committee received $150 per meeting attended, until January 1997, when that fee was increased to $175 per meeting attended, while members of the Board serving on other committees received $125 per meeting attended, until January 1997, when that fee was increased to $150 per meeting attended.

         STOCK OPTIONS. Pursuant to the Option Plan each non-employee director of the Company was granted in July 1995 compensatory stock options to purchase 2,720 shares of Common Stock (except that each non-employee director who had served as a director of the Bank for more than 30 years was granted compensatory options to purchase 5,440 shares of Common Stock). In addition, compensatory options to purchase 340 shares of Common Stock were granted to each non-employee director (except that each non-employee director who has served as a director of the Bank for more than 30 years was granted compensatory options to purchase 680 shares of Common Stock) on each of the next two succeeding anniversary dates of the initial grant. Options granted to non-employee directors vest at the rate of 20% per year from the date of grant.

         RESTRICTED STOCK AWARDS. Pursuant to the Recognition Plan, each non-employee director of the Company was granted in July 1995 816 shares of restricted Common Stock (except that each non-employee director who had served as a director of the Bank for more than 30 years was granted 1,632 shares of restricted Common Stock). In addition, 102 shares of restricted stock were granted to each non-employee director (except that each non-employee director who has served as a director of the Bank for more than 30 years shall be granted 204 shares of restricted stock) on each of the next two succeeding anniversary dates of the initial grant. The restricted stock granted pursuant to the Recognition Plan vests at the rate of 20% per year from the date of grant.

EMPLOYMENT AND SEVERANCE AGREEMENTS

         The Company and the Bank (collectively the "Employers") entered into employment agreements with each of Messrs. Guthrie, Henderson and Kelly effective January 25, 1995. The Employers agreed to employ Messrs. Guthrie, Henderson and Kelly for a term of three years in their current respective positions. The term of each employment agreement shall be extended each year for a successive additional one-year period unless the Employers or the officer, not less than 30 days prior to the annual anniversary date, elect not to extend the employment term.

         The employment agreements are terminable with or without cause by the Employers. The officers have no right to compensation or other benefits pursuant to the employment agreement for any period after voluntary termination or termination by the Employers for cause, disability, retirement or death, provided, however, that (i) in the event that the officer terminates his employment because of failure of the Employers to comply with any material provision of the employment agreement or (ii) the employment agreement is terminated by the Employers other than for cause, disability, retirement or death or by the officer as a result of certain adverse actions which are taken with respect to the officer's employment following a Change in Control of the Company, as defined, Messrs. Guthrie, Henderson and Kelly will be entitled to a cash severance amount equal to 2.99 times their base salary. In addition, Messrs. Guthrie, Henderson and Kelly will be entitled to a continuation of benefits similar to those they are receiving at the time of such termination for the remaining term of the agreement or until the officer obtains full-time employment with another employer, whichever occurs first.

         The Employers also entered into severance agreements with Mesdames Mulcahy and Walsh effective January 25, 1995. Under the terms of such severance agreements, the Employers have agreed that in the event that such officer's employment is terminated as a result of certain adverse actions that are taken with respect to the officer's employment following a Change in Control of the Company, as defined, such officer will be entitled to a cash severance amount equal to two times her base salary.

         Each employment and severance agreement provides that in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, then such payments and benefits received thereunder shall be reduced, in the manner determined by the employee, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits being non-deductible by the Employers for federal income tax purposes. Excess parachute payments generally are payments in excess of three times the base amount, which is defined to mean the recipient's average annual compensation from the employer includable in the recipient's gross income during the most recent five taxable years ending before the date on which a change in control of the employer occurred. Recipients of excess parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes.

         Messrs. Guthrie's and Kelly's agreements provide that they will be entitled to the use of an automobile. In addition, in the event of Mr. Guthrie's death during the term of the agreement, his estate will receive payments equal to the amount of compensation due for the remainder of the term of the agreement at his current salary at the time of his death and his spouse shall be covered under the Bank's health insurance plan until age 65. With respect to Messrs. Henderson and Kelly, in the event of their death, their estates will receive payments equal to the amount of compensation due for the remainder of the term of the agreement at their respective current salaries at the time of their respective deaths.

BENEFITS

         401(k)/Profit Sharing Plan. As of December 31, 1993, the Bank established the 401(k)/Profit Sharing Plan, which is a tax-qualified defined contribution plan. Full-time employees (those with at least 1000 hours service during the Plan years) who have been credited with at least 12 consecutive months of service and who have attained age 21 are eligible to participate in the 401(k)/Profit Sharing Plan. Under the 401(k)/Profit Sharing Plan, a separate account is established for each participating employee and the Bank may make discretionary contributions to the 401(k)/Profit Sharing Plan that are allocated to the participants' accounts. In addition, participants are permitted to make contributions to their accounts within the 401(k)/Profit Sharing Plan. Such contributions cannot exceed $9,500 during calendar 1997, which amount is increased annually to reflect increases in the cost of living. Participants are fully vested in both the Bank's contribution as well as the amount that they defer and contribute to the 401(k)/Profit Sharing Plan. Distributions from the 401(k)/Profit Sharing Plan are made upon termination of service, death or disability in a lump sum. The normal retirement age under the plan is 62.

         During fiscal 1997, the Bank contributed $13,749 to the 401(k)/Profit Sharing Plan, including $993 and $639 for the accounts of Messrs. Guthrie and Kelly, respectively.

         Deferred Compensation Arrangements. The Bank provides supplemental retirement benefits to Messrs. Betts, Jones and Purdy and Ms. Faulkner in recognition of their long service to the Bank. Under the terms of the Bank's arrangements with such persons, each person receives monthly payments, which payments commenced the first month subsequent to each such person's retirement. Such payments will continue with respect to Messrs. Betts and Purdy and Ms. Faulkner until such persons reach age 80. Mr. Jones' payments will continue until January 2000. In accordance with such arrangements, Mr. Betts and Ms. Faulkner each received $12,500 during fiscal 1997 while Mr. Jones received $36,000 and Mr. Purdy received $58,000 during such period.

         Supplemental Retirement Benefits. In July 1994, the Bank purchased a split dollar variable life insurance policy for the benefit of Mr. Guthrie in the amount of $1.0 million in order to supplement the retirement benefits to be received by Mr. Guthrie pursuant to the Bank's SEP and the Profit Sharing Plan. Under the arrangements with the Bank, upon Mr. Guthrie's retirement from the Bank after attaining age 68, Mr. Guthrie will receive an aggregate annual supplemental retirement benefit until his death, which is estimated to amount to approximately 50% of his salary. Although the expected benefits are to be paid from the cash value of the policy, there is no guarantee that the cash value of the policy will in fact produce such level of benefits. The insurance policy was issued in Mr. Guthrie's name, but the Bank has agreed to pay all premiums required. However, as a part of such agreement, Mr. Guthrie has assigned to the Bank his interest in the policy to the extent of the cash surrender value and death benefit thereof. Upon Mr. Guthrie's death, any proceeds remaining after reimbursing the Bank for the total amount of premiums paid will be paid to Mr. Guthrie's beneficiary under the policy. During fiscal 1997, the Bank did not incur any net premium expense. The Bank also has entered into a similar arrangement with one other executive officer and has purchased a $500,000 variable life insurance policy for such officer in connection therewith. The Bank also expects to enter into agreements during fiscal 1998 with Mr. Kelly and two other executive officers to provide similar benefits to those described above.

         Employee Stock Ownership Plan and Trust. The Company has established the ESOP for employees of the Company and the Bank. Full-time employees of the Company and the Bank who have been credited with at least 1,000 hours of service during a twelve month period and who have attained age 21 are eligible to participate in the ESOP.

         The ESOP has borrowed funds from the Company in order to purchase shares of Common Stock. The loans to the ESOP will be repaid principally from the Company's and the Bank's contributions to the ESOP with the shares purchased with the proceeds of the loans being pledged as collateral for the loans. The Company may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of Common Stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by the Company or upon the sale of treasury shares by the Company. Such purchases, if made, would be funded through additional borrowing by the ESOP or additional contributions from the Company. The timing, amount and manner of future contributions to the ESOP will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

         Shares purchased by the ESOP with the proceeds of the loan are held in a suspense account and released on a pro rata basis as debt service payments are made. Discretionary contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of compensation. Forfeitures will be reallocated among remaining participating employees and may reduce any amount the Company might otherwise have contributed to the ESOP. Participants will vest in their right to receive their account balances within the ESOP upon the completion of five years of service. In the case of a Change in Control, as defined, however, participants will become immediately fully vested in their account balances. Benefits may be payable upon retirement, early retirement, disability or separation from service. The Company's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

         Messrs. Calderoni, Jones and Purdy serve as Trustees of the ESOP. Under the ESOP, the Trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Allocated shares for which employees do not give instructions, and unallocated shares, will be voted in the same ratio on any matter as to those shares for which instructions are given.

         Generally accepted accounting principles require that any third-party borrowing by the ESOP be reflected as a liability on the Company's statement of financial condition. Because the ESOP borrowed from the Company, such obligation is not treated as a liability, but is excluded from stockholders' equity. If the ESOP purchases newly issued shares from the Company, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net earnings would decrease because of the increase in the number of outstanding shares.

         The ESOP is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and the regulations of the Internal Revenue Service and the Department of Labor promulgated thereunder.

                   TRANSACTIONS WITH CERTAIN RELATED PERSONS

         The Bank's policy provides that all loans made by the Bank to its directors and executive officers are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. All such loans were made by the Bank in the ordinary course of business and were not made with favorable terms nor did they involve more than the normal risk of collectibility, except one loan in the amount of $75,000 made to Carol Walsh and her husband at a 1% discount on interest charged. All such loans were current as of September 30, 1997.

         Mr. Edmund Jones, a director of the Bank, is a member of the law firm, Jones, Guthrie & Strohm, P.C., which serves as general counsel to the Bank.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who beneficially own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("Commission"). Officers, directors and more than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms that they file.

         Based solely on its review of the copies of such forms received by it, the Company believes that during the year ended September 30, 1997 and with respect thereto, all filing requirements applicable to its officers and directors and more than 10% stockholders have been satisfied.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

         The Board of Directors of the Company has appointed Deloitte & Touche LLP, independent certified public accountants, to perform the audit of the Company's financial statements for the year ending September 30, 1998, and further directed that the selection of auditors be submitted for ratification by the stockholders at the Annual Meeting.

         The Company has been advised by Deloitte & Touche LLP that neither that firm nor any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between independent certified public accountants and clients. Deloitte & Touche LLP will have one or more representatives at the Annual Meeting who will have an opportunity to make a statement, if they so desire, and who will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1998.


                             STOCKHOLDER PROPOSALS

         Any proposal that a stockholder wishes to have included in the proxy materials of the Company relating to the next annual meeting of stockholders of the Company, which is anticipated to be held in January 1999, must be received at the principal executive offices of the Company, 22 West State Street, Media, Pennsylvania 19063, Attention: Carol Walsh, Corporate Secretary, no later than September 9, 1998. If such proposal complies with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders. It is urged that any such proposals be sent by certified mail, return receipt requested.


                                 ANNUAL REPORTS

         A copy of the Company's Annual Report to Stockholders for the year ended September 30, 1997 accompanies this Proxy Statement. Such annual report is not part of the proxy solicitation materials.

         UPON RECEIPT OF A WRITTEN REQUEST, THE COMPANY WILL FURNISH TO ANY STOCKHOLDER WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR FISCAL 1997 REQUIRED TO BE FILED UNDER THE EXCHANGE ACT. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO THOMAS M. KELLY, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, FIRST KEYSTONE FINANCIAL, INC., 22 WEST STATE STREET, MEDIA, PENNSYLVANIA 19063. THE FORM 10-KSB IS NOT PART OF THE PROXY SOLICITATION MATERIALS.


                                 OTHER MATTERS

         Each proxy solicited hereby also confers discretionary authority on the Board of Directors of the Company to vote the proxy with respect to the approval of the minutes of the last meeting of stockholders, the election of any person as a director if the nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the Annual Meeting. As of the date hereof, management is not aware of any business that may properly come before the Annual Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

         The cost of the solicitation of proxies will be borne by the Company. The Company has retained Regan & Associates, Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies. Such firm will be paid a fee of $4,000, plus reimbursement for out-of-pocket expenses. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Company's Common Stock. In addition to solicitations by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation.

         YOUR VOTE IS IMPORTANT! WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT TODAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

/X/ PLEASE MARK VOTES                       REVOCABLE PROXY
    AS IN THIS EXAMPLE               FIRST KEYSTONE FINANCIAL, INC.

                                                                                                                  WITH-    FOR ALL
                                                                                                         FOR      HOLD     EXCEPT
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD                1. ELECTION OF DIRECTORS
OF DIRECTORS OF FIRST KEYSTONE FINANCIAL, INC.                   Nominees for four-year term:            /  /     /  /      /  /
("COMPANY") FOR USE AT THE ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD ON JANUARY 28, 1998                      EDWARD CALDERONI, SILVIO F. D'IGNAZIO AND JOAN G. TAYLOR
AND AT ANY ADJOURNMENT THEREOF.
                                                              INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
  The undersigned, being a stockholder of the Company         MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME IN THE SPACE
as of December 15, 1997, hereby authorizes the Board          PROVIDED BELOW.
of Directors of the Company or any successors thereto
as proxies with full powers of substitution, to               ---------------------------------------------------------------------
represent the undersigned at the Annual Meeting of                                                       FOR     AGAINST   ABSTAIN
Stockholders of the Company to be held at the Towne           2. PROPOSAL to ratify the appoint-
House Restaurant located at 117 Veterans Square,                 ment of Deloitte & Touche LLP as        /  /     /  /      /  /
Media, Pennsylvania, on January 28, 1998 at 2:00 p.m.,           the Company's independent audi-
Eastern Time, and at any adjournment of said meeting,            tors for the fiscal year ending September 30, 1998.
and thereat to act with respect to all votes that the
undersigned would be entitled to cast, if then                PLEASE CHECK BOX IF YOU PLAN TO ATTEND    ---------------- >  /  /
personally present, as set forth herein.                      THE MEETING.

                                                                 In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                                                                 SHARES OF THE COMPANY'S COMMON STOCK WILL BE VOTED AS SPECIFIED. IF
                                                              NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF
                                                              THE BOARD OF DIRECTORS' NOMINEES TO THE BOARD OF DIRECTORS, FOR
                                                              PROPOSAL 2 AND OTHERWISE AT THE DISCRETION OF THE PROXIES. YOU MAY
                                                              REVOKE THIS PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE
                                                              ANNUAL MEETING. THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE
                                                              BOARD OF DIRECTORS' NOMINEES AND PROPOSAL 2.
                                  -----------------------
Please be sure to sign and date   Date                            The above signed hereby acknowledges receipt of a Notice of Annual
  this Proxy in the box below                                 Meeting of Stockholders of the Company called for January 28, 1998, a
---------------------------------------------------------     Proxy Statement for the Annual Meeting and the Company's 1997 Annual
                                                              Report to Stockholders prior to the signing of this Proxy.

                                                                  PLEASE SIGN THIS PROXY EXACTLY AS YOUR NAME(S) APPEAR(S) ON THIS
                                                              PROXY. WHEN SIGNING IN A REPRESENTATIVE CAPACITY, PLEASE GIVE TITLE.
--Stockholder sign above----Co-holder (if any) sign above     WHEN SHARES ARE HELD JOINTLY, ONLY ONE HOLDER NEED SIGN.
+                                                                                                                                  +

--------------------------------------------------------------------------------
  - DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED. -

                        FIRST KEYSTONE FINANCIAL, INC.

--------------------------------------------------------------------------------
                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY
--------------------------------------------------------------------------------